UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2010

To our Stockholders:

I am pleased to invite you to attend the 2010 Annual Meeting of Stockholders of Akamai Technologies, Inc. (the “Annual Meeting”) to be held on Wednesday, May 19, 2010, at 9:30 a.m. at the Charles Hotel, One Bennett Street, Cambridge, Massachusetts, 02138.

At the Annual Meeting, stockholders will consider and vote upon the following matters:

(1)	To elect the three nominees named in the attached proxy statement as members of our Board of Directors to serve as Class II directors for a term of three years;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2010; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2010 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Akamai.

Sincerely,

/s/ Paul Sagan
PAUL SAGAN
President and Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

8 CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2010

The 2010 Annual Meeting of Stockholders of Akamai Technologies, Inc. (the “Annual Meeting”) will be held on Wednesday, May 19, 2010, at 9:30 a.m., local time, at the Charles Hotel, One Bennett Street, Cambridge, Massachusetts, 02138.

At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

(1)	To elect the three nominees named in this proxy statement as members of our Board of Directors to serve as Class II directors for a term of three years;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2010; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 31, 2010, are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai’s common stock.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Melanie Haratunian
MELANIE HARATUNIAN
Senior Vice President, General Counsel and Secretary

Cambridge, Massachusetts

April 9, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

AKAMAI TECHNOLOGIES, INC.

8 CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC. FOR USE AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE CHARLES HOTEL, ONE BENNETT STREET, CAMBRIDGE, MASSACHUSETTS, 02138 AT 9:30 AM LOCAL TIME ON MAY 19, 2010, AND AT ANY ADJOURNMENT OR ADJOURNMENTS OF THAT MEETING. You may obtain directions to the location of the 2010 Annual Meeting of Stockholders by contacting Investor Relations, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142; telephone: 617-444-3000.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2009, is being mailed to our stockholders with the mailing of the Notice of 2010 Annual Meeting of Stockholders and this Proxy Statement on or about April 9, 2010.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be Held on May 19, 2010:

This Proxy Statement and the 2009 Annual Report to Stockholders are available for viewing, printing and downloading at www.akamai.com/proxy.

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Certain documents referenced in this Proxy Statement are available on our website at www.akamai.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this Proxy Statement.

PART ONE

ATTENDANCE AND VOTING MATTERS

FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND ATTENDANCE

Q:	Who can attend the Annual Meeting of Stockholders?

A:	Each holder of Akamai common stock, par value $.01 per share, on March 31, 2010 is invited to attend the Annual Meeting. You may be asked to provide evidence that you are a qualifying stockholder such as a brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card. For registered stockholders, this would include a government-issued form of identification.

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report to Stockholders are available on our website at www.akamai.com/proxy.

Q.	In the future, can I access copies of the Proxy Statement and Annual Report on the Internet instead of receiving paper copies?

A:	Yes. A stockholder of record may sign up for this option by going to www.investorvote.com. If you are not a stockholder of record, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy materials on the Internet. Stockholders who elect electronic access will receive an e-mail message next April containing the Internet address for access to that year’s proxy materials. Your choice will remain in effect until you advise us by written correspondence that you wish to resume mail delivery of these documents.

Q:	What is a stockholder of record?

A:	A stockholder of record is a stockholder whose ownership of Akamai common stock is reflected directly on the books and records of our transfer agent, Computershare. If you hold stock through a bank, broker or other intermediary, you hold your shares in “street name” and are not a stockholder of record. Akamai only has access to ownership information about record holders; therefore, if you are not a stockholder of record, Akamai needs additional information to evidence your stock ownership as of the record date in order to admit you to the Annual Meeting, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card.

Q:	When is the record date and who is entitled to vote?

A:	The record date for the Annual Meeting is March 31, 2010. Holders of Akamai common stock on that date are entitled to one vote per share. As of the record date, there were issued, outstanding and entitled to vote an aggregate of 171,647,027 shares of our common stock.

Q:	What will constitute a quorum for the meeting?

A:

Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, brokerage firm or nominee provides you. “Broker non-votes” are shares held in “street name” through a bank, broker or nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote such shares as to a particular matter.

Q:	How many votes are required for approval of different matters?

A:	As of the date of this Proxy Statement, the election of directors to take place at the Annual Meeting is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted. All other actions to be considered at the Annual Meeting require the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the meeting. Shares that abstain from voting as to a particular matter and “broker non-votes” will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting of each matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

Stockbrokers, banks and other nominees that are member firms of the New York Stock Exchange and who hold shares in “street name” for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Stockbrokers, banks and other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to the election of directors. As a result, with respect to the election of directors, if the beneficial owners have not provided instructions with respect to that matter, those beneficial owners’ shares will be included in determining whether a quorum is present but will not be voted and will be considered to be an abstention, having no effect on the vote for the election of directors.

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:	Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee receives more “Against” votes than “For” votes in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the shareholder vote, to submit to the Board of Directors his or her offer to resign from the Board of Directors for consideration. The Nominating and Corporate Governance Committee of the Board of Directors shall promptly consider the resignation submitted by such incumbent director and recommend to the Board of Directors the action to be taken with respect to the offer to resign. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the Nominating and Corporate Governance Committee believes to be the underlying cause of the withheld votes, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the Nominating and Corporate Governance Committee determines to be in the best interests of Akamai and our shareholders. In making its recommendation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant. The Board of Directors shall then act on the Nominating and Corporate Governance Committee’s recommendation, considering the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board of Directors believes to be relevant. Following the Board of Directors’ determination, we shall promptly publicly disclose in a document filed or furnished with the Commission the Board of Directors’ decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board of Directors’ decision is to not accept the resignation, such disclosure shall include the reasons for not accepting the resignation. If the director’s resignation is accepted, then the Board of Directors may fill the resulting vacancy in accordance with our bylaws. Our Corporate Governance Guidelines are posted on our website at www.akamai.com.

Q:	How will my proxy be voted? Can I revoke my proxy?

A:	All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the election of Ms. Seligman and Messrs. Leighton and Sagan and in favor of the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2010, which matters are described in this Proxy Statement. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a signed proxy with a later date or a later-dated written revocation to our Secretary or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

Q:	Who pays for the solicitation of proxies?

A:	All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:	Our Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Q:	What is “householding”?

A:	Some banks, brokers and nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number:

Akamai Technologies, Inc.

8 Cambridge Center

Cambridge, Massachusetts 02142

Attention: Investor Relations

Phone: 617-444-3000

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

PART TWO

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information as to the number of shares of our common stock beneficially owned as of March 1, 2010, by the following:

•	each of our directors;

•	our Named Executive Officers, who consist of (i) our chief executive officer; (ii) our principal financial officer; and (iii) our three other most highly compensated executive officers in 2009; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after March 1, 2010, through the exercise of any stock option or other equity right. We have no outstanding warrants, and, to our knowledge, none of the persons named in the table below hold any of our outstanding convertible notes. We are not aware of any stockholder that beneficially owns more than 5% of the outstanding shares of our common stock. The address of each individual identified in the table below is c/o Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. On March 10, 2010, there were 171,596,600 shares of our common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)
Directors

George H. Conrades (1)	1,085,542	*
Martin M. Coyne II (2)	71,000	*
C. Kim Goodwin (3)	48,353	*
Ronald L. Graham (4)	38,073	*
Jill A. Greenthal (5)	20,014	*
David W. Kenny (6)	17,188	*
Peter J. Kight (7)	61,585	*
F. Thomson Leighton	4,226,636	2.5
Geoffrey A. Moore (6)	21,875	*
Paul Sagan (8)	1,442,841	*
Frederic V. Salerno	51,790	*
Naomi O. Seligman (6)	14,875	*

Other Named Executive Officers

Debra L. Canner (9)	25,918	*
Melanie Haratunian (10)	194,787	*
Robert W. Hughes (11)	259,465	*
J. Donald Sherman (12)	259,702	*
All executive officers and directors as a group (16 persons) (13)	7,839,644	4.5

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.

(1)	Includes 22,340 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010.
(2)	Includes 61,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010.

(3)	Includes 2,344 shares of our common stock issuance upon the exercise of stock options exercisable within 60 days after March 10, 2010.
(4)	Includes 38,022 shares of our common stock issuable upon the distribution of vested deferred stock units within 60 days after March 10, 2010.
(5)	Includes 15,625 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010.
(6)	Consists of shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010.
(7)	Includes 50,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010 and 11,585 shares of our common stock held by Mr. Kight’s wife in a trustee capacity.
(8)	Includes 1,002,699 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010.
(9)	Includes 20,658 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010.
(10)	Includes 176,593 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010.
(11)	Includes 233,397 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010.
(12)	Includes 178,398 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 10, 2010.
(13)	Includes 1,855,014 shares of our common stock issuable upon the exercise of stock options exercisable or upon the distribution of vested deferred stock units within 60 days after March 10, 2010.

PART THREE

CORPORATE GOVERNANCE MATTERS

Corporate Governance

We have adopted a written Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial or accounting officer, or persons serving similar functions. The text of our code of business conduct and ethics is available on our website at www.akamai.com. We did not waive any provisions of the code of business conduct and ethics during the year ended December 31, 2009. If we amend, or grant a waiver under, our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial or accounting officer, or persons performing similar functions, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.akamai.com.

Our Board of Directors

Our Board of Directors currently consists of 12 persons, divided into three classes, serving staggered terms of three years, as follows: four Class I directors (with terms expiring at the 2012 Annual Meeting of Stockholders), four Class II directors (with terms expiring at the 2010 Annual Meeting of Stockholders) and four Class III directors (with terms expiring at the 2011 Annual Meeting of Stockholders). On January 19, 2010, Ronald L. Graham, a Class II director, notified us that he has decided not to stand for re-election as a director of the Company at the 2010 Annual Meeting and, therefore, will resign from the Board of Directors effective as of May 17, 2010. On January 20, 2010, the Board of Directors of the Company voted to reduce the size of the Board of Directors to 11 members effective upon the resignation of Mr. Graham. As a result of such reduction, there will be three directors in Class II at the time of the 2010 Annual Meeting of Stockholders.

Set forth below is information about the professional experiences of members of our Board of Directors, including the nominees for re-election at the 2010 Annual Meeting of Stockholders. In addition, for each individual, we discuss the specific experience, qualifications and attributes that qualify him or her to serve on our Board of Directors.

Nominees for Director With Terms Expiring in 2013 (Class II Directors)

F. Thomson Leighton, age 53, has served as our Chief Scientist and as a director since August 1998. Dr. Leighton has been a professor of Mathematics at the Massachusetts Institute of Technology since 1982. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the Association for Computing Machinery, one of the nation’s premier journals for computer science research.

Dr. Leighton co-founded Akamai. We believe that his understanding of our technology and how the Internet works is unequaled. He continually demonstrates his ability to inspire Akamai employees to excellence, convince customers why our services are right for them and drive technological developments. By bringing this expertise and perspective to the Board of Directors, Dr. Leighton is a conduit for crucial information and helps educate fellow directors about evolving technical and market trends in the industry and ways to position Akamai to address those needs.

Paul Sagan, age 51, became our Chief Executive Officer in April 2005 and has served as our President since May 1999. Mr. Sagan became a member of our Board of Directors in January 2005. Mr. Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer. From July 1997 to August 1998, Mr. Sagan was Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at Time Warner Cable and Time Inc., affiliates of Time Warner, Inc. and at CBS, Inc., two global media and entertainment companies. Mr. Sagan also serves on the Board of Directors of EMC Corporation, a developer and provider of information infrastructure technology and solutions and iRobot, Inc., a provider of robotic technology-based solutions. Mr. Sagan previously was a director of Digitas, Inc., a relationship marketing services firm, between 2006 and 2007 and Dow Jones & Co., a media and information services company.

In Mr. Sagan’s roles as President and then Chief Executive Officer, he has overseen every aspect of our operations. We believe that he has an unparalleled understanding of our business, personnel, the markets in which we operate and our customers. Accordingly, he provides vital information and insight to the Board of Directors on the challenges and opportunities facing the company. In addition, Mr. Sagan’s high level of integrity and strong sense of corporate responsibility are key attributes that contribute to the effective functioning of our Board. Mr. Sagan has served and continues to serve on the boards of other public companies, and he brings valuable experience from those directorships to his service on our Board.

Naomi O. Seligman, age 71, has served as a director of Akamai since November 2001. Ms. Seligman has been a senior partner at Ostriker von Simson, a consulting firm focusing on information technology, since June 1999. The partners of Ostriker von Simson chair the CIO Strategy Exchange, which regularly brings together four vital quadrants of the information technology sector: invited chief information officers, or CIOs, from the largest multinational enterprises, premier venture capitalists, establishment CEOs from prominent computer companies, and entrepreneurs leading innovative emerging technology firms. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by one hundred CIOs from major corporations. Ms. Seligman also serves on the boards of directors of The Dun & Bradstreet Corporation, a provider of business information services, and Oracle Corporation, an enterprise software company. Ms. Seligman previously served as a director of Sun Microsystems, a provider of network hardware, software and services.

Ms. Seligman’s career has led her to advise chief executives and technology leaders at a wide range of the largest enterprises in the United States and abroad. She is able to impart the insight and understanding gleaned from this experience to our management and Board to enable them to better understand our customers’ needs, emerging trends in Akamai’s markets and efficient ways to pursue our goals. Furthermore, Ms. Seligman’s intelligence and willingness to challenge assumptions stimulate productive Board discussions to ensure that there are fulsome and appropriate deliberations.

Directors Whose Terms Expire in 2012 (Class I Directors)

George H. Conrades, age 71, became our Executive Chairman in April 2005. Previously, Mr. Conrades served as our Chairman and Chief Executive Officer from April 1999 until April 2005, and he has been a director since December 1998. Mr. Conrades has also been a venture partner of Polaris Venture Partners, Inc., an early stage investment company, since August 1998. From August 1997 to July 1998, Mr. Conrades served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunications services firm. Mr. Conrades served as Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company, from January 1994 until its acquisition by GTE Internetworking in July 1997. Prior to joining BBN Corporation, Mr. Conrades was a Senior Vice President at International Business Machines Corporation, or IBM, a developer of computer systems, software, storage systems and microelectronics, and a member of IBM’s Corporate Management Board. Mr. Conrades is currently a director of Harley-Davidson, Inc., a motorcycle manufacturer, Oracle Corporation, an enterprise software company, and Ironwood Pharmaceuticals, Inc., a pharmaceuticals company. Mr. Conrades also served as director of Cardinal Health, Inc. a provider of services supporting the healthcare industry.

With decades of technology leadership and sales experience, including serving for more than five years as our Chairman and Chief Executive Officer, Mr. Conrades brings vital expertise to the Board of Directors. In particular, we believe that his unparalleled ability to understand customers and evangelize Akamai’s value proposition enables him to provide important insight into our business and market developments. Our Board of Directors relies heavily on these contributions. Mr. Conrades’s service on other boards of directors also enables him to provide keen insight into broader markets and corporate governance trends affecting public companies.

Martin M. Coyne II, age 61, has served as a director of Akamai since November 2001. Mr. Coyne was named our Lead Director in May 2003. Between 1995 and his retirement in July 2003, Mr. Coyne served in a variety of senior management positions at the Eastman Kodak Company, which develops, manufactures and markets imaging products and services. Mr. Coyne most recently served as Group Executive, Photography Group, and Executive Vice President of Eastman Kodak. Mr. Coyne also serves on the boards of directors of OpenPages, Inc., a privately-held provider of enterprise governance, risk and compliance management solutions, and Avecia Group Plc., a privately-held manufacturer of biologics and oligonucleotides.

Mr. Coyne’s long experience at Eastman Kodak enables him to provide meaningful advice on operational issues, strategy and CEO succession planning to our management and other members of our Board of Directors as they address considerations for overseeing and guiding a complex and evolving organization. Mr. Coyne provides keen insight into the oversight of risk management and corporate governance, succession planning and executive development issues, which enhances the ability of the Board to fulfill its fiduciary role. Over the course of his nearly ten years of service on our Board of Directors, including seven as our Lead Director, he has demonstrated invaluable skill in taking a primary role in ensuring strong corporate governance and effective communication among directors and between the Board and senior management.

Jill A. Greenthal, age 53, has served as a director of Akamai since October 2007. Ms. Greenthal has served as a Senior Advisor in the Private Equity Group of The Blackstone Group, a global asset manager and provider of financial services, since September 2007. From 2003 until September 2007, Ms. Greenthal was a Senior Managing Director in Blackstone’s Advisory Group. Prior to joining Blackstone in 2003, Ms. Greenthal was Co-Head of the Global Media Investment Banking Group, a Member of the Executive Board of Investment Banking, and Co-Head of the Boston office of Credit Suisse First Boston, an investment bank. Ms. Greenthal currently serves on the board of directors of Freedom Communications, Inc., a diversified media company, Orbitz Worldwide, Inc., an online travel agency, Universal Orlando Resort, operator of a destination resort, and The Weather Channel, a privately-held media company. Ms. Greenthal previously served as a director of Martha Stewart Omnimedia, a diversified media and merchandising company, and Houghton Mifflin, a publishing company.

Akamai’s management and Board of Directors rely heavily on Ms. Greenthal’s rich experience as a leading investment banker and advisor, a role that has given her a deep understanding of capital markets and financial matters. In addition, for nearly a decade, she advised Akamai on financial matters, including our initial public offering, numerous subsequent financing transactions and acquisitions. As a result, Ms. Greenthal can apply her expertise within the context of her unique understanding of Akamai’s management, our business model and our financial structure in a way that significantly enhances the Board’s ability to perform its oversight role. In addition, Ms. Greenthal has more than 25 years of experience working with Internet and media companies as they have built their business, which enables her to provide valuable insight to both our management and fellow directors.

Geoffrey A. Moore, age 63, has served as a director of Akamai since October 2006. Mr. Moore has been a Managing Director of TCG Advisors LLC, a management consulting firm, since May 2003. Previously, he had been a Managing Director of The Chasm Group, a technology strategy consulting firm that he founded in 1993. Mr. Moore is also a venture partner at Mohr Davidow Ventures, a venture capital firm, serving as an advisor to many of its portfolio companies.

Mr. Moore has decades of experience as a consultant to high technology companies, developing an expertise on innovation and how different individuals and companies approach it. His understanding of ways to improve organizational behavior enhances our Board’s ability to advise management on pursuit of goals to increase stockholder value. As Chair of our Nominating and Corporate Governance Committee, Mr. Moore applies his judgment and ability to build consensus on ways to maintain the strength of our Board of Directors and ensure that Akamai is a leader in corporate governance.

Directors Whose Terms Expire in 2011 (Class III Directors)

C. Kim Goodwin, age 50, re-joined Akamai as a director in October 2008, having previously served between January 2004 and November 2006. She is currently employed as a consultant and private investor. From September 2006 until July 2008, Ms. Goodwin was based in London as Managing Director and Head of Equities (Global), Asset Management Division of Credit Suisse Group, a financial services company. From September 2002 through January 2005, Ms. Goodwin was Chief Investment Officer – Equities at State Street Corporation, a money management firm. Ms. Goodwin was previously a director of CheckFree Corporation, a provide of information management and electronic commerce solutions that was acquired by Fiserv, Inc.

Ms. Goodwin’s rigorous analytical skills and understanding of financial markets are vital contributions to our Board. Further, her experience as a senior investment officer at numerous financial services firms helps her provide an investor perspective to Board deliberations and guidance that better enables the Board and senior management to maintain alignment of their interests with those of stockholders. Ms Goodwin also provides valuable insight into international businesses, financial markets and economies.

David W. Kenny, age 48, has served as a director of Akamai since July 2007. Mr. Kenny has been the Managing Partner of VivaKi, which is the media and digital arm of Publicis Groupe, S.A., a global marketing services holding company, since June 2008. Before that, Mr. Kenny served as Chief Executive Officer of Digitas, Inc., a relationship marketing services firm, between September 1997 and May 2008. Digitas was acquired by Publicis Groupe in January 2007. In addition to serving on the board of directors of Publicis Groupe, Mr. Kenny is a member of the board of directors of The Corporate Executive Board, which provides research and analysis focusing on corporate strategy and operations. Mr. Kenny was a director of Digitas between 1999 and 2007.

As Akamai’s business evolves, we increasingly rely on Mr. Kenny’s expertise in Internet-focused advertising and other marketing strategies. His experience as a senior marketing executive enables him to provide crucial guidance on emerging trends, customer needs and creative approaches to solving problems posed by changing trends in advertising and marketing outreach, both in the U.S. and abroad. In addition, having served as a chief executive officer, Mr. Kenny provides management insight that enables the Board to more effectively perform its oversight role.

Peter J. Kight, age 53, has served as a director of Akamai since March 2004. From December 1981 until December 2007, Mr. Kight was Chairman of the Board of Directors and Chief Executive Officer of CheckFree Corporation, a provider of financial electronic commerce services and products. In December 2007, CheckFree Corporation was acquired by Fiserv, Inc., a provider of information management and electronic commerce solutions. Since the acquisition, Mr. Kight has served as Vice Chairman and a member of the board of directors of Fiserv. Mr. Kight is also a member of the board of directors of Manhattan Associates, a provider of supply chain management services. Mr. Kight was a director of CheckFree Corporation between 1981 and 2007.

Mr. Kight brings to our Board of Directors many years of experience as a chief executive of a provider of electronic commerce solutions; consequently, he is able to provide insight and guidance with respect to areas that are of vital importance to Akamai’s ability to meet the changing Internet-focused needs of our customers. As Chair of our Compensation Committee, Mr. Kight provides thoughtful, principled and intelligent leadership to an increasingly complex area to help ensure that the short- and long-term interests of stockholders and management are aligned.

Frederic V. Salerno, age 66, has served as a director of Akamai since April 2002. From 1997 until his retirement in September 2002, Mr. Salerno served in a variety of senior management positions at Verizon Communications, Inc., a provider of communications services, and its predecessors. At the time of his retirement,

Mr. Salerno had been serving as Vice Chairman and Chief Financial Officer. Mr. Salerno also serves on the board of directors of CBS Broadcasting, Inc., a media company, Intercontinental Exchange, an electronic exchange for trading wholesale energy and metals commodities, National Fuel Gas Company, a diversified energy company, Popular, Inc., a financial holding company, and Viacom, Inc., a media company. Mr. Salerno also served as a director of Bear Stearns & Co., Inc., a financial services company, between 1993 and 2008 and Consolidated Edison, Inc., an energy company, between 2002 and 2008.

Leveraging his experience as Chief Financial Officer for Verizon and service on other boards of directors, Mr. Salerno brings to our Board a deep understanding of financial markets, financial statements and investments. As Chair of the Audit Committee, he demonstrates the ability to quickly and concisely understand information about our audited financial statements and disclosure controls and procedures, and he cogently communicates the conclusions he draws to his fellow Board members, our management and our independent auditors. The Board relies on his judgment. Mr. Salerno is a particularly valued advisor to management and other directors when we are contemplating strategic initiatives to enable future growth.

Director Whose Term Expires in 2010 (Class II Director)

Ronald L. Graham, age 74, has served as a director of Akamai since August 2001. Mr. Graham, a professor at the University of California at San Diego since January 1999, holds the Irwin and Joan Jacobs Endowed Chair of Computer and Information Science. Mr. Graham is also the Chief Scientist of the California Institute for Telecommunications and Information Technology, an institute created by the State of California to fund research related to the next generation of Internet technologies. In addition, since July 1996, Mr. Graham has served as the Treasurer of the National Academy of Sciences. From 1962 until December 1999, Mr. Graham served in a variety of positions at AT&T Corp., a global telecommunications corporation, most recently as Chief Scientist.

With rich experience in computer science and telecommunications, Mr. Graham supplies our Board with an unmatched level of technical understanding of developments in the Internet and telecommunications industries. His academic and industry connections have long added to Akamai’s credibility as an innovative company. By contributing his combination of scientific experience and expertise to Board deliberations, Mr. Graham enhances the Board’s understanding of technologies that may impact our business and operations and the Board’s ability to provide guidance to management.

Board Leadership and Role in Risk Oversight

Lead Director

Martin Coyne is the Lead Director of our Board of Directors. In this role, he presides over meetings of the independent members of our Board of Directors, leads numerous initiatives relating to corporate governance and the effectiveness of the Board of Directors and seeks to ensure effective communication among the committees of the Board of Directors. Mr. Coyne also works with the Executive Chairman and the Chief Executive Officer to establish the agendas for meetings of the Board of Directors. Mr. Coyne leads discussions on the performance of the Chief Executive Officer and each of our other executive officers and succession planning for executive officers and other key management positions. Mr. Coyne takes the lead role in providing feedback from our annual director peer evaluation process to his fellow Board members.

Executive Chairman

George Conrades is our Executive Chairman. In this role, he works with the Lead Director and Chief Executive Officer to prepare Board of Directors meeting agendas, chairs meetings of the Board of Directors and our annual stockholder meetings and informs other directors about the overall progress of Akamai. Mr. Conrades also provides advice and counsel to the Chief Executive Officer and other executive officers, particularly relating to strategy, key customer accounts, market opportunities and leadership development. Mr. Conrades consults in the annual performance evaluation of the Chief Executive Officer.

Roles of Chairman of the Board and CEO

Currently, the roles of Chairman of the Board of Directors and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities at this time. With his background as our Chief Executive Officer from 1999 through 2004 combined with his leadership qualities, Mr. Conrades is well-positioned to lead the Board in its fundamental role of providing advice to and oversight of management. Mr. Sagan is then better able to focus on our day-to-day business and strategy, meet with investors and convey the management perspective to other directors. In addition, with Mr. Coyne’s position as Lead Director, an independent director is able to play a key role in ensuring Board effectiveness.

Risk Oversight

Our Board of Directors has an active role in overseeing management of Akamai’s risks. The Board and its committees perform this through both formal and informal mechanisms. They review business, regulatory, operational and other risks that are incorporated in operating and strategic presentations that members of management and our advisors make to the Board. In addition, the Board regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Financial reporting risks are typically addressed in the Audit Committee through internal audits, committee agenda items, ethics and whistleblower updates and other discussions. As an example, the Audit Committee has overseen and reviewed analyses prepared by our internal audit function designed to assess the likelihood that enumerated risks would occur, the harm such risks would create if they occurred and current sufficiency of controls to address the risk. The Compensation Committee, in consultation with our independent executive compensation consultants, reviews Akamai’s management of executive compensation and retention risks as part of its annual executive compensation review and individual compensation discussions. The full Board of Directors annually reviews executive succession planning and development. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

In 2009, the Board of Directors formed a Risk Oversight Study Group, comprised of independent members of our Board of Directors, to perform an assessment of the Board’s risk oversight processes and focus. As part of its analysis, members of the study group met with other directors and members of management. Upon completion of the study group’s work, the Board of Directors discussed the findings and recommendations and ultimately determined not to establish a standing risk oversight committee. The Board broadly concluded that its existing risk management oversight processes were adequate but agreed to work with management to ensure, among other things, that Board meetings and presentations more explicitly identify material risks and current efforts to mitigate risk.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board of Directors. Copies of the charters are posted in the Investors Relations section of our website at www.akamai.com. The Board of Directors has determined that all of the members of each of the three standing committees of the Board of Directors are independent as defined under The NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ Rules, including, in the case of all members of the Audit Committee, and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Membership on each standing committee is reflected in the chart below.

Committee Membership

	Audit	Compensation	Nominating and Corporate Governance
George H. Conrades
Martin M. Coyne II	✓	✓	✓
C. Kim Goodwin	✓	✓
Ronald L. Graham	✓	✓
Jill A. Greenthal	✓		✓
David W. Kenny	✓		✓
Peter J. Kight		✓*	✓
F. Thomson Leighton
Geoffrey A. Moore	✓		✓*
Paul Sagan
Frederic V. Salerno	✓*	✓
Naomi O. Seligman		✓	✓

*	Committee Chair

The Audit Committee assists the Board of Directors in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services provided by our independent auditors, the independence of such auditors from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that Mr. Salerno is our designated “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held ten meetings in 2009.

The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers, including determining the compensation of our Chief Executive Officer and other executive officers, administering our bonus, incentive compensation and stock plans, approving stock option and restricted stock unit grants and approving the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices. The Compensation Committee held eight meetings in 2009.

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying individuals qualified to become members of our Board of Directors; recommending to the full Board of Directors the persons to be nominated for election as directors and to each of its committees; overseeing self-evaluation of the Board of Directors, including the performance of individual directors; and reviewing and making recommendations to the Board of Directors with respect to corporate governance practices. The Nominating and Corporate Governance Committee held four meetings in 2009.

Meeting Attendance

The Board of Directors held six meetings during 2009 and took one action by unanimous written consent. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served during the fiscal year ended December 31, 2009.

All directors are expected to attend regular Board of Directors meetings, Board of Directors committee meetings and our annual meeting of stockholders. All directors attended the 2009 Annual Meeting of Stockholders.

Determination of Independence

Under the NASDAQ Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that, other than Messrs. Conrades, Leighton and Sagan, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Rules.

Our independent directors meet separately as part of each Board of Directors meeting and at other times as required. In the independent director sessions, Mr. Coyne and the other independent directors review management performance, assess the focus and content of meetings of the Board of Directors and establish the strategic issues that the Board of Directors believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Coyne then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the independent members of the Board of Directors believe management should focus.

Director Compensation

The following table sets forth compensation paid in 2009 to our directors for their service as directors, other than Mr. Sagan, whose compensation is reflected in “Executive Compensation” below:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Total ($) (h)
George H. Conrades (2)	70,000	219,998	289,998
Martin M. Coyne II (3)	70,000	219,998	289,998
C. Kim Goodwin (4)	29,167	199,991	229,158
Ronald L. Graham (5)	50,000	199,991	249,991
Jill A. Greenthal (6)	50,000	199,991	249,991
David W. Kenny (7)	50,000	199,991	249,991
Peter J. Kight (8)	55,000	219,998	274,998
F. Thomson Leighton	20,000	—	20,000
Geoffrey A. Moore (9)	55,000	204,992	259,992
Frederic V. Salerno (10)	55,000	219,998	274,998
Naomi O. Seligman (11)	50,000	199,991	249,991

(1)	Consisted of deferred stock unit awards, or DSUs. The amount reflects the grant date fair value, computed in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 718, of DSUs, issued to directors on May 19, 2009.
(2)	At December 31, 2009, Mr. Conrades held 11,584 unvested DSUs and stock options to purchase 22,340 shares of our common stock.
(3)	At December 31, 2009, Mr. Coyne held 11,584 unvested DSUs and stock options to purchase 61,000 shares of our common stock.
(4)	At December 31, 2009, Ms. Goodwin held 9,276 unvested DSUs and stock options to purchase 6,250 shares of our common stock.
(5)	At December 31, 2009, Mr. Graham held 10,531 unvested DSUs.
(6)	At December 31, 2009, Ms. Greenthal held 10,531 unvested DSUs and stock options to purchase 25,000 shares of our common stock.
(7)	At December 31, 2009, Mr. Kenny held 10,531 unvested DSUs and stock options to purchase 25,000 shares of our common stock.
(8)	At December 31, 2009, Mr. Kight held 11,584 unvested DSUs and stock options to purchase 50,000 shares of our common stock.

(9)	At December 31, 2009, Mr. Moore held 10,794 unvested DSUs and stock options to purchase 25,000 shares of our common stock.
(10)	At December 31, 2009, Mr. Salerno held 11,584 unvested DSUs.
(11)	At December 31, 2009, Ms. Seligman held 10,531 unvested DSUs and stock options to purchase 14,875 shares of our common stock.

Under our director compensation plan, the Executive Chairman of the Board of Directors and our non-employee directors are entitled to annual compensation of $250,000, of which $50,000 is paid in cash and $200,000 is paid in DSUs representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, issued, on the date of our annual stockholders’ meeting, and the number of DSUs issued is based on the fair market value of our common stock on that date. For so long as the person remains a director, DSUs will vest over a two-year period as follows: fifty percent on the first anniversary of the grant date with the remainder vesting in equal quarterly installments over the following twelve months. If a director has completed one year of service on our Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.

In addition, our Executive Chairman and Lead Director are entitled to $40,000 of additional annual compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 in additional compensation, of which $5,000 is paid in cash and $20,000 is paid in DSUs. The Chair of the Nominating and Corporate Governance Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive stock options to purchase shares of common stock with a fair value at the time of grant of $400,000 when he or she joins the Board of Directors. Such stock options vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25%. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Nominating and Corporate Governance Committee’s Process for Reviewing and Considering Director Candidates

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and attracting individuals qualified to become members of our Board of Directors; develops and recommends to the Board of Directors a set of corporate governance principles applicable to us and oversees the annual self-evaluation of the Board of Directors, including the performance of individual directors. In executing its mission to solicit qualified candidates to become directors of Akamai, the Nominating and Corporate Governance Committee seeks to attract intelligent potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board of Directors in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board of Directors and our employees.

Criteria Used to Consider Nominees to the Board of Directors

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria attached to the Nominating and Corporate Governance Committee’s charter. These criteria include:

•	integrity, honesty and adherence to high ethical standards

•	business and financial acumen

•	knowledge of Akamai’s business and industry

•	experience in business, government and other fields

•	diligence

•	avoidance of potential conflicts of interest with various constituencies of Akamai

•	commitment to dedicate the necessary time and attention to Akamai

•	the ability to act in the interests of all stockholders

The Board of Directors particularly values demonstrated leadership experience and skills and reputation for the highest standards of honesty, ethics and integrity. Although the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, we believe that it essential that all potential Board members have integrity and honesty, adhere to high ethical standards and possess a commitment to dedicate the necessary time and attention to Akamai and an ability to act in the interests of all stockholders without any potential personal conflict of interest. The Nominating and Corporate Governance Committee and the Board of Directors believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

With respect to considering whether to re-nominate our incumbent directors, the Nominating and Corporate Governance Committee and the full Board of Directors apply the criteria discussed above. The Board may also take into account information available to it about directors’ professional status and performance on other boards of directors. In addition, each of our directors annually undergoes an evaluation by the other directors, which measures, among other things, the director’s contributions to the Board including his/her knowledge, experience, and judgment.

A small number of investor advisory groups have commented on the past service of one of our directors, Mr. Salerno, on the board of directors of Bear Stearns Companies Inc., and we have elected to specifically address that subject in this year’s proxy statement. Our Board conducts a peer evaluation process; director evaluations responses have consistently shown that Mr. Salerno is recognized by his fellow directors for his leadership and business acumen. In addition, our Nominating and Corporate Governance Committee and our Board have specifically discussed and analyzed Mr. Salerno’s service to Akamai and discussed with him his service on the Bear Stearns board. Through that process, the Nominating and Corporate Governance Committee expressed its view, which was then confirmed by our Board, that Mr. Salerno has acted, and they expect will continue to act, in the best interests of our stockholders and that the risk oversight responsibilities provided by our Board and Audit Committee are well served by Mr. Salerno’s expertise and contributions.

Importance of Diversity

Since adoption in 2003, the Criteria for Nomination as a Director appended to Akamai’s Nominating and Corporate Governance Charter have always emphasized the importance of diversity in determining the appropriate composition of our Board of Directors. The Criteria specifically state, “The [Nominating and Corporate Governance] Committee shall actively consider nominees who can contribute to the diversity of the Board of Directors in terms of gender, race, ethnicity, professional background. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.”

To help us assess the effectiveness of this diversity policy, the Board of Directors conducts an annual self-evaluation and survey. The survey questions include an assessment of whether the composition of the Board is appropriate and consistent with achieving our corporate goals.

Process for Identifying Candidates to Serve as Directors

To identify and evaluate attractive candidates, the members of the Nominating and Corporate Governance Committee actively solicit recommendations from other members of Akamai’s Board of Directors and other professional contacts. As potential candidates emerge, the Nominating and Corporate Governance Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board of Directors and Akamai’s senior management; and reviews the results of personal interviews and meetings conducted by members of the Board of Directors, senior management and our outside legal and accounting advisors. The Board of Directors encourages the participation of Akamai’s senior management in the candidate review process to provide insight, for example, on what additional perspectives and background could help the Board of Directors best provide appropriate guidance to management in dealing with the business risks and opportunities Akamai faces.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors by following the procedures set forth in our bylaws and described under “Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting” below.

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Lead Director, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Director considers to be important for the Board of Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which Akamai tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142.

Compensation Committee Interlocks and Insider Participation

Messrs. Coyne, Kight and Salerno and Ms. Seligman were members of the Compensation Committee throughout 2009. No member of the Compensation Committee was at any time during 2009, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee at any time during 2009.

Report of the Audit Committee

The Audit Committee of our Board of Directors has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee of Akamai’s Board of Directors is responsible for, among other things, monitoring the integrity of Akamai’s consolidated financial statements, their compliance with legal and regulatory requirements, Akamai’s system of internal controls and the qualifications (including oversight of our internal audit function, which reports directly to the Audit Committee), independence and performance of our internal and independent auditors. The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace Akamai’s independent auditors. We act under a written charter that was first adopted and approved by the Audit Committee and the Board of Directors in May 2000. The charter was amended and restated in March 2004 and most recently revised in 2006. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the NASDAQ Rules.

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP, or PwC, Akamai’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

We reviewed Akamai’s audited consolidated financial statements that were included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. We discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Commission.

We have also appointed PwC to act as Akamai’s independent auditors for 2010.

Audit Committee

Frederic V. Salerno—Chair

Martin M. Coyne II

C. Kim Goodwin

Ronald L. Graham

Jill A. Greenthal

David W. Kenny

Geoffrey A. Moore

Certain Relationships and Related Party Transactions; Code of Ethics; Interest in Annual Meeting Matters

Akamai did not enter into any third-party transactions of the type required to be disclosed under Item 404 of Regulation S-K.

Under our written Code of Business Conduct and Ethics, our employees and members of our Board of Directors are prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Such relationships include situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest. Our executive officers and directors are obligated under the Code of Business Conduct and Ethics to disclose any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest to our Legal Department. The Legal Department then makes a determination, with such assistance as it deems appropriate, whether the transaction or relationship is in Akamai’s best interests and, if such transaction or relationship is entered into, the conditions under which it may proceed.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2009 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting, other than the interest of nominees to be elected as Class II Directors, each of whom has an interest in his own election as a Class II director. Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

PART FOUR

EXECUTIVE COMPENSATION MATTERS

Our Named Executive Officers

In addition to Mr. Sagan, who serves on our Board of Directors, the following persons, to whom we may refer to collectively as our Named Executive Officers, served as Akamai executive officers in 2009:

Debra Canner, age 51, joined Akamai in June 2008 as Senior Vice President, Human Resources. Prior to Akamai, Ms. Canner served as Vice President of Human Resources for the Joslin Diabetes Center, an academic research and clinical care organization, from April 2005 to May 2008. Previously, Ms. Canner was the Vice President, Human Resources at Haemonetics Corporation, a provider of health care solutions.

Melanie Haratunian, age 50, joined Akamai in September 2003 as our Vice President, General Counsel and Corporate Secretary. She was named a Senior Vice President in 2008. Prior to joining Akamai, Ms. Haratunian was Vice President and Deputy General Counsel of Allegiance Telecom Company Worldwide, the operating company of Allegiance Telecom, Inc., a competitive local, long distance and data telecommunications carrier.

Robert Hughes, age 42, joined Akamai in 1999 and was named Executive Vice President, Global Sales, Services and Marketing in January 2006. During the preceding five years, Mr. Hughes held the following positions at Akamai: from July 2004 through December 2005, Executive Vice President, Global Sales and Services; and from October 2001 through June 2004, Vice President Sales. Between 1999 and 2001, Mr. Hughes was a regional channels manager and then director of channel sales.

J. Donald Sherman, age 44, joined Akamai in November 2005 as Senior Vice President and CFO-Elect and became our Chief Financial Officer in March 2006. Prior to joining Akamai, Mr. Sherman was employed by IBM, serving from January 2005 to October 2005 as Vice President, Finance, Systems and Technology Group. Mr. Sherman also served as Vice President, Finance of IBM’s zSeries Server Division for several years prior to 2005.

Compensation Committee Report

The Compensation Committee of our Board of Directors:

(1) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2010 Annual Meeting of Stockholders.

The Compensation Committee

Peter J. Kight—Chair

Martin M. Coyne II

C. Kim Goodwin

Ronald L. Graham

Frederic V. Salerno

Naomi O. Seligman

Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure.

General Objectives and Policies

The objective of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our Named Executive Officers. Our strategy is reflected in three key types of compensation: base salary, cash incentive bonuses and long-term equity-based incentives. Executive compensation is considered and set by the Compensation Committee.

We base our executive compensation decisions on a detailed review of many factors including:

•	external compensation data

•	Akamai’s achievements over the past year

•	the individual’s past, present and expected contributions to Akamai’s success

•	any significant changes in the individual’s role or responsibilities

•	the relative compensation of different executives

•	the long-term value of the executive

In sum, we believe that it is important to reward excellence, leadership and outstanding long-term company performance through compensation arrangements designed to retain and motivate executives while aligning their incentives with continued high levels of performance.

The Process and Key Factors Used in Determining Executive Compensation

The process used by the Compensation Committee, with input from our Chief Executive Officer, to establish executive compensation is designed to ensure that the general objectives and policies articulated above are reflected in compensation elements and amounts. The Compensation Committee has not adopted different compensation policies for different individual officers. However, different executives will have different individual performance objectives against which they are measured. In addition, we have historically included specific corporate-performance related targets as part of an executive’s cash bonus plan.

We establish the annual compensation packages for our executive officers at the beginning of each year. In the fourth quarter of each year, we conduct an analysis of competitive trends and consult with, and receive input from, the members of the Compensation Committee, our Chief Executive Officer and our independent external compensation advisor. In establishing executive compensation for 2009, the Compensation Committee retained the services of Watson Wyatt Worldwide to serve as our independent compensation advisors. See “The Role of the Compensation Committee, our Chief Executive Officer and Consultants” below for further discussion of our compensation consultants.

To set 2009 compensation, the Compensation Committee first reviewed 2008 data on total direct compensation to establish a baseline for the coming year and discussed with both Watson Wyatt and management compensation trends across both Akamai’s peer group identified below and technology companies generally. In considering the equity-based compensation component of total compensation, the Compensation Committee also reviewed our prior-year equity grants to Named Executive Officers as compared to grants made to executives by peer group companies in 2008 in terms of dilution and compensation expense in order to estimate the relative impact of proposed equity incentive award grants for 2009. Based on the results of this analysis, we then compiled the information to establish annual base compensation and performance-related incentives and made adjustments to long-range compensation incentives as appropriate to reflect achievement against prior awards and the then-current value of our common stock. We may conduct additional analyses of compensation trends and assessments of our competitive position at other times during the year to address changes in the market for executive services or special circumstances affecting Akamai.

An important factor in how and why we pay our executives the way we do is our goal of maintaining compensation that is competitive with similar companies in relevant markets. We believe this is a key factor for both retention of key executives and attracting high-quality candidates for future openings. In setting 2009 compensation, we reviewed information provided by Watson Wyatt for a peer group consisting of the following companies: Adobe Systems, Autodesk, BEA Systems, BMC Software, Citrix Systems, Digital River, F5 Networks, FactSet Research Systems, Juniper Networks, Parametric Technology, RealNetworks, Red Hat, Salesforce.com, ValueClick and VeriSign. In doing our assessment, we focused on base salary, target bonus cash compensation and equity compensation. The same peer group was used to benchmark all elements of compensation. Following a comparison of prior year compensation against data collected for the peer group, we sought to establish aggregate 2009 compensation for our executive officers at the median level for the peer group.

We consider total direct compensation to consist of base salary, target cash bonus for individual performance and the present value of long-term incentives. The table below reflects the relative competitive placement against our peer group identified above for cash compensation, long-term incentive compensation and total direct compensation paid to Named Executive Officers in 2009 as calculated and reported to us by our 2010 executive compensation consultants, Buck Consultants.

Named Executive Officer	Competitive Placement of Total Direct Executive Compensation on a Percentage Quartile Basis (median is 50)
Mr. Sagan	50th
Ms. Canner	50th to 75th
Ms. Haratunian	50th
Mr. Hughes	>75th
Mr. Sherman	>75th

We believe that 2009 total direct compensation for all Named Executive Officers was, in general, at or above the median range for such individuals, primarily because the increase in our stock price during 2009 increased the value of long-term incentive compensation awarded to our executives in January 2009.

A second significant factor in how and why we pay our executives the way we do is our goal of aligning our strategic corporate interests directly with our executives’ compensation incentives. We believe that this linkage is important for the success of the company and benefits our stockholders. Prior to each fiscal year, our executive management team establishes financial and strategic goals for the company. These goals are then reflected in our executives’ compensation arrangements, particularly cash bonuses and long-term incentive compensation. There are two types of goals: corporate performance goals, which are tied to defined revenue and earnings per share metrics at the corporate level, and personal or departmental performance goals. With respect to the latter, the following is an overview of the types of personal or departmental goals applicable to our individual Named Executive Officers for 2009:

•

Mr. Sagan’s goals included taking a leadership role in steering Akamai through a period of unprecedented macroeconomic and market uncertainty, with an emphasis on meeting our 2009 financial goals without compromising our long-term viability and shareholder value; ensuring that Akamai has the management team and processes to drive future success; and maintaining our high-integrity company culture.

•

Ms. Canner’s goals included succession planning and leadership development; partnering with other members of senior management team to improve our systems and processes, particularly around decision making processes; and implementing new human resources programs and processes and providing tools to enable the business to be more productive.

•

Ms. Haratunian’s goals included those related to patent filings, litigation matters, assisting in securing stockholder approval of the 2009 Stock Incentive Plan and providing legal support in connection with securing liquidity solutions for our auction rate securities holdings.

•

Mr. Hughes’s goals included improving our business analysis processes with a goal of implementing more scalable and repeatable processes aligned with our updated go-to-market structure developing improved analysis and reporting by geography, product and industry for sales, marketing and services.

•

Mr. Sherman’s goals included improving revenue forecasting capabilities, maintain SOX compliance and functioning of financial controls and developing and implementing an optimal business structure for our international operations.

In establishing annual performance targets, including those described above, we put in place objectives that we believe represent challenging but realistically achievable goals designed to advance Akamai’s strategic interests. The goals are revised or supplemented every year and are intended to be difficult enough that there is not an automatic expectation of achievement. We believe that accomplishing the targets requires significant individual effort that draws upon the particular leadership attributes necessary to excel in the applicable roles. The Compensation Committee and our Chief Executive Officer carefully evaluate achievement against targets.

A third significant factor in our approach to executive compensation is our goal of using compensation to recognize past performance and set expectations about future contributions. In other words, we make a judgment about how valuable an executive is considered to be to our corporate success and seek to reflect that judgment in the level of compensation paid to that person. Typically, these judgments involve qualitative, rather than quantitative evaluations. In considering these qualitative factors, the Compensation Committee engages in a review and analysis of each Named Executive Officer’s past performance and expectations about future performance. This analysis includes discussion with Mr. Sagan of performance reviews, self-assessments and contact with the Named Executive Officers throughout the year. We primarily reflect the results of these evaluations in base salary.

The Role of the Compensation Committee, our Chief Executive Officer and Consultants

The Compensation Committee and our Chief Executive

The Compensation Committee sets the compensation for each of our Named Executive Officers at the beginning of each fiscal year. The Compensation Committee also plays a role in assessing performance against prior-year corporate performance targets. For compensation plans or arrangements that are linked to corporate performance metrics, the Compensation Committee reviews Akamai’s financial performance to determine whether the applicable corporate performance goals have been met. The Compensation Committee has not exercised, and we do not currently expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of cash incentive bonuses. For assessments of performance against individual targets, the Committee works with the full Board of Directors and Mr. Sagan, our Chief Executive Officer, as described below.

Mr. Sagan meets with each Named Executive Officer who reports to him to review prior year performance and to establish written individual performance goals for the coming year. Mr. Sagan then makes a recommendation to the Compensation Committee as to proposed salary, bonus and equity incentive compensation for the coming year for these Named Executive Officers, including personal and departmental goals for the coming year. With respect to an assessment of achievement of personal or departmental objectives for Named Executive Officers during the prior year, Mr. Sagan makes such determination and may exercise discretion or judgment in the course of doing so. Mr. Sagan then communicates the individual performance determination to the Compensation Committee.

The Compensation Committee works with Mr. Sagan, as well as the Lead Director and the Executive Chairman, to establish the components of the Chief Executive Officer’s compensation, including specific individual performance goals. The Board of Directors (with Mr. Sagan not participating), in consultation with our Executive Chairman, Lead Director and the Compensation Committee, makes the determination of whether and to what extent Mr. Sagan has achieved his individual performance goals. Such assessment may involve the exercise of judgment or discretion by the Board of Directors.

All equity incentive awards to our Named Executive Officers are granted by the Compensation Committee. In general, annual executive compensation determinations are made at the scheduled committee meeting in January or February of each year. Equity incentive awards to newly-hired executive officers are generally granted at the first regularly-scheduled Compensation Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the Compensation Committee may grant equity awards to our executive officers at other times during the year, but no such awards were made to our Named Executive Officers in 2009. The exercise price for all stock option grants is set at a price equal to the closing price per share of our common stock as reported by NASDAQ on the date of grant, except that stock option awards issued as part of establishing annual compensation in January or February are deemed effective as of the second business day following the public announcement of our prior fiscal year earnings results and are priced on that date. We do not grant options at prices below the fair market value of our common stock on the date of grant.

Compensation Consultants

In setting 2009 executive compensation, the Compensation Committee retained Watson Wyatt as an independent consultant to help management design the appropriate mix of compensation and to help the Compensation Committee evaluate proposed compensation. Watson Wyatt has served as a consultant to us in the area of executive compensation for a number of years but does not otherwise conduct any business with Akamai. The Compensation Committee charged Watson Wyatt with developing a peer group of companies, assisting us in surveying the practices of peer companies in the United States, as well as other companies with which we compete to attract and retain executive talent, comparing our compensation programs with such companies, reviewing the value of equity compensation previously granted to executives, developing a long-term executive compensation strategy and related services. Watson Wyatt did not provide us with any services in 2008 or 2009 beyond providing advice or recommendations on the amount or form of executive and director compensation.

Watson Wyatt informed the Compensation Committee that its analyses indicated that 2008 base salaries for Akamai’s executive officers were at approximately the median range of companies in its peer group with median to 75th percentile target bonus levels resulting in above median total cash compensation levels. Watson Wyatt also indicated that 2008 long-term incentive compensation for our Named Executive Officers was below median levels due to lower equity award grant values in that year than those of peer companies. Given those metrics, Watson Wyatt did not recommend significant changes in our compensation structures or levels in 2009.

In 2009, the Compensation Committee retained Buck Consultants to serve as our independent compensation advisors to help in establishing executive compensation for 2010. The primary factor in hiring new compensation consultants was to provide a new perspective after relying on Watson Wyatt for several prior years. The Compensation Committee believes that rotating consultants periodically is a productive way to avoid failing to evolve in its evaluation of our compensation philosophy and structure. The Compensation Committee has retained Buck Consultants to help develop a new peer group, assess the appropriateness of the total direct compensation we pay to senior management personnel, assist in structuring the compensation plans and amounts for senior management personnel in 2010, and assess the market competitiveness of our Board of Directors compensation plan and ancillary services. Buck Consultants did not provide us with any services in 2009 beyond providing advice or recommendations on the amount or form of executive and director compensation.

Elements of Compensation

The compensation of our executive officers consists of three principal components: base salary, cash incentive bonuses and long-term equity-related incentives. We believe that the combination of these elements is essential to attracting and retaining talented and hard-working individuals and aligning their incentives with the interests of our stockholders. We do not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strive to develop comprehensive packages that are competitive with those offered by other companies with which we compete to attract and retain talented executives and that are designed to enable us to achieve the variety of policies embodied in our approach to paying our executives. In describing each element of compensation below, we include an analysis and discussion of why we view that element as important and consistent with our compensation objectives.

Base Salary. We view base salary as the fixed amount of cash compensation we provide to an executive for performing day-to-day responsibilities. We determine base salaries for our executives annually based on the scope of their responsibilities, taking into account the practices of companies in our peer group as well as other technology companies, the executives’ prior background, training and experience, the ability to replace the individual and, in certain instances, the base salary of the individual at his or her prior employment. We also review the skills and performance level of the individual executive relative to targeted performance criteria for the prior year and actual corporate performance in prior periods. The base salary of an executive officer is also evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Our goal is to pay a base salary to our executives that is competitive with the base salaries of companies in our peer group or competitive with other companies with which we compete to attract and retain executives. Base salaries are reviewed at least annually by the Compensation Committee and are adjusted from time to time after taking into consideration individual responsibilities, performance and experience.

In 2009, the Compensation Committee approved a three percent (3%) salary increases for our Named Executive Officers with the understanding that such increase might later be rolled back if there was not a similar increase for non-executive Akamai employees. Non-executive salary changes are historically made in July of each year. When, for budgetary reasons, there was not a company-wide salary increase in 2009, the salaries for our Named Executive Officers were rolled back to 2008 levels effective in July 2009.

Cash Incentive Bonuses. Akamai’s executives are eligible to receive cash incentive bonuses. Cash incentive bonuses are designed to attract, retain and motivate executives with rewards that are based on the achievement of company-specific performance measures and objectives that are based on personal or departmental metrics as well as the contribution of the executive to the overall success and achievements of Akamai and its management team. As discussed below, corporate financial performance is the primary determinant of the amount of these cash incentive bonuses. Accordingly, the percentage bonus for which an executive is eligible is tied to the Compensation Committee’s assessment of the Named Executive Officer’s role in our achievement of those objectives. For example, Mr. Sagan, as our Chief Executive Officer, and Mr. Hughes, who leads our sales and marketing organizations, are eligible for the largest bonuses, as a percentage of their base salaries, because their roles are more integral to whether we meet our annual financial goals. Each Named Executive Officer’s bonus eligibility is also reflective of how companies in our peer group structure their compensation arrangements for different executive officers.

In 2009, each of Akamai’s Named Executive Officers participated in a cash incentive bonus program. Each Named Executive Officer’s bonus under the plan was weighted as follows: 80% based on Akamai’s achievement of revenue and normalized earnings per share targets for fiscal year 2009 and 20% based on achievement of individual or departmental performance goals during such year. Under the program, Akamai’s target revenue for 2009 was $855 million, and our target normalized earnings per share for 2009 was $1.56. In determining normalized earnings per share, we calculate normalized net income as net income calculated in accordance with accounting principles generally accepted in the United States, excluding items related to: amortization of intangible assets; equity-related compensation; amortization of capitalized equity-related compensation; loss on early extinguishment of debt; changes in the value of equity investments; utilization of tax net operating losses and credits; the release of our deferred tax asset valuation allowance; and similar non-cash items. Normalized net income is then divided by the number of shares of common stock, determined on a diluted basis, for the applicable annual period to calculate normalized earnings per share. We consider normalized earnings per share to be an important indicator of our overall performance because it eliminates the effects of events that are either not part of our core operations or are non-cash.

Target metrics are subject to adjustment to reflect acquisitions and similar events. Each financial performance metric was weighted equally to establish an aggregate corporate performance target. The following schedule of payments applied:

Performance Against Target	Amount of Payment
91.6% of target	50% of corporate financial component of bonus
96.1% of target	85% of corporate financial component of bonus
100% of target	100% of corporate financial component of bonus
102.6% of target	115% of corporate financial component of bonus
108.4% or greater of target	200% of corporate financial component of bonus

The terms of the bonus plans provided that no payments in respect of the financial metrics components would be made if performance was below 91.6% of target; in addition, the maximum payout was capped 200% of the corporate financial component. The plans also provided for a pro rata adjustment to the payment amount if actual performance against targets was between the percentage levels set forth above.

Akamai’s revenue for 2009 was $859.8 million, and we had normalized earnings per share, calculated in accordance with the provisions of the cash incentive bonus plan as described above, of $1.67. Such performance was at the 134% level of target metrics set forth in the cash incentive plans. After applying such amounts to the formula in each cash incentive plan as well as the assessment by Mr. Sagan and the Compensation Committee, as applicable, of each executive’s performance against his or her individual performance goals described in “The Process and Key Factors Used in Determining Executive Compensation” above, the 2009 cash incentive bonuses were paid as follows:

Name	2009 Base Salary Earnings*	Target Cash Bonus (as a percentage of Base Salary)	Maximum Cash Bonus (as a percentage of Base Salary)	2009 Cash Bonus Amount	Actual Bonus Earned (as a percentage of Base Salary)	Actual Bonus Earned (as a Percentage of Target Bonus)
Mr. Sagan	$533,905	150%	270%	$1,018,691	191%	127%
Ms. Canner	$279,664	50%	90%	$177,866	64%	127%
Ms. Haratunian	$330,513	50%	90%	$210,207	64%	127%
Mr. Hughes	$422,039	125%	225%	$571,863	136%	108%
Mr. Sherman	$422,039	75%	135%	$396,294	94%	125%

*	Includes the effect of the July 2009 roll back of the three percent raise approved by the Compensation Committee in January 2009. See “Base Salary” above.

In addition, in January 2010, our Board of Directors exercised its discretion to award Mr. Sagan a special bonus equal to $50,000 in recognition of his contributions to Akamai’s financial performance in 2009 and to the overall success and achievement of Akamai in a challenging economic environment. This discretionary bonus was in addition to amounts earned under Mr. Sagan’ 2009 cash incentive plan.

Long-Term Incentives. We continue to believe that stock options and restricted stock units are excellent long-term incentives for executives that align executive and stockholder interests and assist in retention of those executives. Long-term incentive compensation continued to represent greater than 50% of the value of total direct compensation in 2009.

We typically make an initial equity award of stock options to new executives and annual grants as part of our overall compensation program; the number of stock options granted to such executives is based on, among other factors, an assessment of the cost to us of the proposed grant, the executive’s current contributions to Akamai’s performance, the anticipated contribution to meeting Akamai’s long-term strategic performance goals, his or her position with Akamai and industry practice and amounts granted by companies in our peer group.

In January 2009, our Named Executive Officers approved the grant of three types of equity-based long-term incentive awards under the Akamai Technologies, Inc. 2006 Stock Incentive Plan, which we refer to herein as the 2006 Stock Incentive Plan: (i) restricted stock units, or RSUs, that vest only to the extent we meet specified annual corporate-performance targets, which we refer to herein as Base RSUs; (ii) RSUs that vest only to the extent we achieve certain three-year cumulative corporate performance goals, which we refer to herein as Performance-Based RSUs; and (iii) options to purchase shares of our common stock. The RSUs were issued in two tranches. Fifty percent were issued on January 20, 2009, the date of approval by the Compensation Committee; the remaining fifty percent were approved on January 19, 2009 but issuance was subject to approval of the Akamai Technologies, Inc. 2009 Stock Incentive Plan by our stockholders. Such approval was granted on May 19, 2009; therefore, the remaining RSUs were issued on such date.

The determination to issue both stock options and RSUs reflects our belief that the two types of equity awards, while both linking executive compensation to corporate performance, address different compensation goals. Like many technology companies, our common stock price is highly volatile, which creates uncertainty about the value of certain equity awards. RSUs represent a means of providing equity-related value even if the stock price fluctuates. A stock option, however, is an instrument more directly tied to stock market risk. Accordingly, the stock options we issue are more closely aligned with stock appreciation and have no value if the market price of our common stock during the period in which the option may be exercised is lower than the market price of our common stock on the date of grant.

The Compensation Committee approved the issuance of stock options to our executives on January 20, 2009; however, the options were not issued until the second business day following our fiscal year 2008 earnings release. It is our practice to delay the issuance and pricing of annual executive stock option grants until news of the prior year’s financial results has been broadly disseminated. The stock options granted to Named Executive Officers in 2009 have an exercise price of $17.41 per share. The stock options vest in accordance with the following schedule: 25% vest on the first anniversary of the date of grant and the remaining 75% vest in equal quarterly installments of 6.25% thereafter. We believe the vesting of stock options over time encourages executive retention.

Each Akamai RSU represents the right to receive one share of Akamai common stock upon vesting. Base RSUs granted in 2009 vest in three equal annual installments in 2010, 2011 and 2012 in the event that the company achieved certain revenue and normalized earnings per share targets during the prior year or years and based on continued employment at the time of vesting. See “Cash Incentive Bonuses” above for a description of our calculation of normalized earnings per share. One-third of the Base RSUs granted in 2009 vested in February 2009 because we met the 2009 revenue target of $790 million and normalized earnings per share of $1.42.

Performance-Based RSUs granted in 2009 will only vest to the extent that Akamai meets or exceeds specified cumulative revenue and earnings per share targets for fiscal years 2009, 2010 and 2011. The maximum number of Performance-Based RSUs granted in 2009 that may vest is equal to 50% of the number of Base RSUs granted on the same date that subsequently vests; the maximum vesting would only occur if we meet or exceed 108% of our cumulative revenue and 112% of our cumulative earnings per share targets, respectively, for fiscal years 2009, 2010 and 2011. No Performance-Based RSUs will vest if we fail to exceed the applicable targets. If our cumulative revenue and/or earnings per share results for the applicable years is between 100% and the percentages set forth in the preceding sentence, the holder would receive between zero shares and the maximum deliverable amount set forth above. Management believes that, because the value to executives from Performance-Based RSUs is directly linked to Akamai’s long-term financial performance, our stockholders will also have significantly benefited from such financial performance, representing a further alignment in the interests of executives and stockholders.

The financial targets for vesting of RSUs were set by the Compensation Committee as a result of discussions with management about Akamai’s projected financial performance in future years in light of market factors known to them at the time of setting such goals. Based on our financial performance through December 31, 2009 and our projections with respect to our financial performance for 2010 and 2011, we currently believe that 50% of the Performance-Based RSUs issued in 2009 will vest. For a discussion of factors that may affect our ability to meet these goals, see “Risk Factors” set forth in Item 1A of our annual report of Form 10-K for the year ended December 31, 2009, which is being mailed to you with this Proxy Statement.

Severance Plan

We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive’s transition to new employment. Akamai seeks to mitigate any potential employer liability by requiring the executive to sign a separation and release agreement acceptable to Akamai as a condition to receiving severance benefits. While we do not believe that the provisions of a severance plan would be a determinative factor in an executive’s decision to join, or remain with, Akamai, the absence of such a plan would present a distinct competitive disadvantage in the market for talented executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation.

Each of our Named Executive Officers, other than Mr. Sagan, is a participant in the Executive Severance Pay Plan, which we refer to herein as the Severance Plan. Under the Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to Akamai are entitled to:

•	a lump sum payment equal to one year of the participant’s then-current base salary;

•

a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under Akamai’s then-current cash incentive plan, if any, in the year of the executive’s termination had both Akamai and the executive achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

•	reimbursement of up to 12 times the monthly premium for continued health and dental insurance coverage.

If a participant is terminated without “cause” or resigns for “good reason” (as defined in the Severance Plan) within 12 months following a change in control of Akamai, the participant shall also be entitled to accelerated vesting of all outstanding stock options held by the participant as of the date his or her employment terminates. The Severance Plan supersedes the provisions of any other agreement a Named Executive Officer may have regarding payments to be made upon termination of employment, including but not limited to, the acceleration of stock options and/or any lump sum payment an executive may receive in the event of termination following a change of control of Akamai except that the terms of the Severance Plan are supplemental to, and not in replacement of, the change in control provisions reflected in RSU agreements to which the executives are parties. Under the terms of agreement governing the Base RSUs, upon the occurrence of a change in control, vesting of 1/3 of the number of Base RSUs originally granted shall accelerate upon a change of control Under the terms of the agreement governing the Performance-Based RSUs, upon a change in control, vesting shall accelerate for between 0% and 100% of outstanding Performance-Based RSUs depending on the date on which the change in control occurs and an extrapolation of Akamai’s historical performance against relevant performance metrics as of such date.

Mr. Sagan does not participate in the Severance Plan. Under the terms of his employment agreement, if Mr. Sagan terminates his employment for “good reason” (as defined in the agreement) following a change in control of Akamai, he shall be entitled to a lump sum cash payment equal to two years of his then-current base salary and an award equal to two times his then-applicable annual incentive bonus at target. If Mr. Sagan terminates his employment for good reason following a change in control of Akamai, vesting of all outstanding unvested options held by him as of the termination date shall accelerate. If Mr. Sagan’s employment is involuntarily terminated for any reason other than “cause,” he shall be entitled to a cash payment equal to the sum of:

•	one year of his then-current base salary;

•	an award of his then-applicable annual incentive bonus at target;

•	an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment; and

•	under certain circumstances, a matching contribution to his 401(k) account.

If Mr. Sagan dies or becomes disabled, he will receive full vesting of all of his then-outstanding RSUs and stock options as well as a lump sum cash payment equal to: (i) one year of his then-current base salary; (ii) an award equal to his then-applicable annual incentive bonus at target; and (iii) an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding death or disability.

We do not consider specific amounts payable under the severance arrangements described above when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment and severance agreements, the Compensation Committee has drawn a distinction between, on the one hand, voluntary terminations and terminations for cause and, on the other, terminations without cause or as a result of a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above as well as the likelihood that the executive’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with Akamai.

See “Potential Payments Upon Termination or Change in Control” below for a detailed description of amounts payable in the event of a termination following a hypothetical change in control of Akamai on December 31, 2009.

Other Benefits

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Investment options do not include our common stock. In 2009, we provided matching contributions of up to $2,000 per employee per year.

Compensation Policies and Practices Relating to Risk Management

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Akamai. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks. In particular, we believe the following factors mitigate any components of our compensation programs that would encourage excessive risk taking:

•	a balance of different types of compensation reduces the significance of any one particular component;

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three-year performance targets in all of the RSUs we issue to our Named Executive Officers and the Performance-Based RSUs we issue to non-executive employees discourage short-term risk taking;

•	incentive awards are capped by the Compensation Committee; and

•

our controls and procedures are designed to provide checks and balances to ensure that one or a small group of individuals cannot engage in activities that expose the company to excessive risks without having received approvals from other areas of the business or senior management.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and the three other officers (other than the Chief Financial Officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being our three other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Akamai and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Summary Compensation Table

The following table sets forth information with respect to compensation paid to our Named Executive Officers during the years ended December 31, 2009, 2008 and 2007:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($) (7)
(a)	(b)	(c)	(e)	(f)	(g)		(i)		(j)
Paul Sagan President and CEO	2009	536,113	4,101,762	1,346,941	1,018,691	(5)	50,000	(6)	7,053,507
	2008	524,987	2,563,350	778,204	315,000	(4)	—		4,181,541
	2007	403,651	2,780,064	774,245	497,362	(3)	—		4,455,322

J. Donald Sherman Chief Financial Officer	2009	428,453	2,050,890	785,714	396,294	(5)	—		3,661,351
	2008	417,118	891,600	277,930	124,500	(4)	—		1,711,148
	2007	302,621	1,323,840	373,297	258,861	(3)	—		2,258,619

Robert W. Hughes Executive Vice President, Global Sales, Service and Marketing	2009	428,453	2,050,890	785,714	571,863	(5)	—		3,836,920
	2008	416,981	891,600	694,825	207,500	(4)	—		2,210,906
	2007	355,124	1,323,840	373,297	452,692	(3)	—		2,504,953

Melanie Haratunian Senior Vice President and General Counsel	2009	336,566	683,626	149,658	210,207	(5)	—		1,380,057
	2008	326,160	557,250	173,706	65,000	(4)	—		1,122,116
	2007	241,947	893,592	248,864	114,567	(3)	50,000	(8)	1,548,970

Debra Canner Senior Vice President, Human Resources	2009	286,906	615,255	134,696	177,866	(5)	—		1,214,723
	2008	154,350	—	481,205	30,870	(4)	—		666,425

(1)	Amounts reflect the aggregate grant-date fair value in accordance with FASB ASC Topic 718 for equity awards granted to the Named Executive Officer during the applicable year. The assumptions we use in calculating these amounts are discussed in Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.
(2)	Includes both Base RSUs and Performance-Based RSUs.
(3)	Represents amounts earned in 2007 under our cash incentive bonus program for executives but paid in 2008.
(4)	Represents amounts earned in 2008 under our cash incentive bonus program for executives but paid in 2009.
(5)	Represents amounts earned in 2009 under our cash incentive bonus program for executives but paid in 2010.
(6)	Represents a special bonus awarded by the Compensation Committee for extraordinary performance in 2009. Such amount was paid in 2010.
(7)	Includes perquisites having a value of less than $10,000.
(8)	Represents a special bonus awarded by the Compensation Committee in recognition of assumption of supplemental responsibilities outside her department during a portion of 2007. Such amount was paid in 2008.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2009:

Name/ Award (a)	Grant Date (b)	Date of Approval of Grant if Different from Grant Date (5)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards (6) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Paul Sagan
Performance-Based RSUs (1)	1/20/09		—	—	—	0	0	40,226	—	—	500,003
Base RSUs (2)	1/20/09		—	—	—	0	80,451	0	—	—	1,000,006
Performance-Based RSUs (1)	5/19/09	1/20/09	—	—	—	0	0	40,225	—	—	867,251
Base RSUs (2)	5/19/09	1/20/09	—	—	—	0	80,450	0	—	—	1,734,502
Stock options (3)	2/06/09	1/20/09	—	—	—	—	—	—	171,038	17.41	1,346,941
Cash Incentive Plan (4)	1/20/09		0	800,858	1,441,544	—	—	—	—	—	—
J. Donald Sherman
Performance-Based RSUs (1)	1/20/09		—	—	—	0	0	20,113	—	—	250,005
Base RSUs (2)	1/20/09		—	—	—	0	40,226	0	—	—	500,009
Performance-Based RSUs (1)	5/19/09	1/20/09	—	—	—	0	0	20,112	—	—	433,615
Base RSUs (2)	5/19/09	1/20/09	—	—	—	0	40,225	0	—	—	867,251
Stock options (3)	2/06/09	1/20/09	—	—	—	—	—	—	99,772	17.41	785,714
Cash Incentive Plan (4)	1/20/09		0	316,529	569,753	—	—	—	—	—	—
Robert W. Hughes
Performance-Based RSUs (1)	1/20/09		—	—	—	0	0	20,113	—	—	250,005
Base RSUs (2)	1/20/09		—	—	—	0	40,226	0	—	—	500,009
Performance-Based RSUs (1)	5/19/09	1/20/09	—	—	—	0	0	20,112	—	—	433,615
Base RSUs (2)	5/19/09	1/20/09	—	—	—	0	40,225	0	—	—	867,251
Stock options (3)	2/06/09	1/20/09	—	—	—	—	—	—	99,772	17.41	785,714
Cash Incentive Plan (4)	1/20/09		0	527,549	949,588	—	—	—	—	—	—
Melanie Haratunian
Performance-Based RSUs (1)	1/20/09		—	—	—	0	0	6,704	—	—	83,331
Base RSUs (2)	1/20/09		—	—	—	0	13,409	0	—	—	166,674
Performance-Based RSUs (1)	5/19/09	1/20/09	—	—	—	0	0	6,704	—	—	144,538
Base RSUs (2)	5/19/09	1/20/09	—	—	—	0	13,408	0	—	—	289,076
Stock options (3)	2/06/09	1/20/09	—	—	—	—	—	—	19,004	17.41	149,658
Cash Incentive Plan (4)	1/20/09		0	165,257	297,462	—	—	—	—	—	—

Name/ Award (a)	Grant Date (b)	Date of Approval of Grant if Different from Grant Date (5)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards (6) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Debra Canner
Performance-Based RSUs (1)	1/20/09		—	—	—	0	0	6,034	—	—	75,003
Base RSUs (2)	1/20/09		—	—	—	0	12,068	0	—	—	150,005
Performance-Based RSUs (1)	5/19/09	1/20/09	—	—	—	0	0	6,034	—	—	130,082
Base RSUs (2)	5/19/09	1/20/09	—	—	—	0	12,067	0	—	—	260,165
Stock options (3)	2/06/09	1/20/09	—	—	—	—	—	—	17,104	17.41	134,696
Cash Incentive Plan (4)	1/20/09		0	139,832	251,698	—	—	—	—	—	—

(1)	Consists of Performance-Based RSUs eligible for vesting in 2012.
(2)	Consists of Base RSUs eligible for vesting in each of 2010, 2011 and 2012. Shares issuable are included in the Target column above because only one amount of shares is issuable upon vesting; not a minimum-maximum range of shares.
(3)	Consists of stock options that vest over a four-year period based on continued employment. Grants were approved by the Compensation Committee on January 20, 2009, but the options were not issued until February 6, 2009, the second business day following the release of our 2008 earnings results.
(4)	Consists of performance-based cash incentive plan bonus awards. Actual amounts awarded are set forth in the Summary Compensation Table above.
(5)	Grants were approved by the Compensation Committee on January 20, 2009 but were contingent upon approval by our stockholders of the adoption of the Akamai Technologies, Inc. 2009 Stock Incentive Plan. Such approval was obtained on May 19, 2009 at our annual meeting of stockholders.
(6)	Amounts reflect the aggregate grant date fair value in accordance with FASB ASC Topic 718 granted to the Named Executive Officer during 2009. The assumptions we use in calculating these amounts are discussed in Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information with respect to outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2009:

	Options				Stock Awards
Name/Award (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4) (j)
Paul Sagan
Stock options	195,000	0	0.90	9/18/2012	—	—
Stock options	250,000	0	12.20	1/3/2015	—	—
Stock options	250,000	0	14.46	7/21/2015	—	—
Stock options	187,500	12,500	25.77	2/15/2016	—	—
Stock options	19,250	8,750	56.16	2/9/2014	—	—
Stock options	24,500	31,500	32.33	2/8/2018	—	—
Stock options	0	171,038	17.41	2/6/2016	—	—
2007 Base RSUs (2)	—	—	—	—	4,200	106,428
2007 Performance-Based RSUs (3)	—	—	—	—	37,800	0	(5)
2008 Base RSUs (2)	—	—	—	—	38,336	971,434
2008 Performance-Based RSUs (3)	—	—	—	—	28,750	728,525
2009 Base RSUs (2)	—	—	—	—	160,901	4,077,231
2009 Performance-Based RSUs (3)	—	—	—	—	80,451	2,038,628
J. Donald Sherman
Stock options	75,000	0	19.21	11/22/2015	—	—
Stock options	46,875	3,125	25.77	2/15/2016	—	—
Stock options	9,281	4,219	56.16	2/9/2014	—	—
Stock options	8,750	11,250	32.33	2/8/2018	—	—
Stock options	0	99,772	17.41	2/6/2016	—	—
2007 Base RSUs (2)	—	—	—	—	2,000	50,680
2007 Performance-Based RSUs (3)	—	—	—	—	18,000	0	(5)
2008 Base RSUs (2)	—	—	—	—	13,334	337,884
2008 Performance-Based RSUs (3)	—	—	—	—	10,000	253,400
2009 Base RSUs (2)	—	—	—	—	80,451	2,038,628
2009 Performance-Based RSUs (3)	—	—	—	—	40,225	1,019,301
Robert W. Hughes
Stock options	32,500	0	12.26	1/24/2015	--	--
Stock options	37,500	0	14.46	7/21/2015	—	—
Stock options	93,750	6,250	25.77	2/15/2016	—	—
Stock options	9,281	4,219	56.16	2/9/2014	—	—
Stock options	8,750	41,250	32.33	2/8/2018	—	—
Stock options	0	99,772	17.41	2/6/2016	—	—
2007 Base RSUs (2)	—	—	—	—	2,000	50,680
2007 Performance-Based RSUs (3)	—	—	—	—	18,000	0	(5)
2008 Base RSUs (2)	—	—	—	—	13,334	337,884
2008 Performance-Based RSUs (3)	—	—	—	—	10,000	253,400
2009 Base RSUs (2)	—	—	—	—	80,451	2,038,628
2009 Performance-Based RSUs (3)	—	—	—	—	40,225	1,019,301
Melanie Haratunian
Stock options	46,310	0	5.12	9/21/2013	—	—
Stock options	50,000	0	12.26	1/24/2015	—	—
Stock options	25,000	0	14.46	7/21/2015	—	—
Stock options	32,812	2,188	25.77	2/15/2016	—	—
Stock options	6,187	2,813	56.16	2/9/2014	—	—
Stock options	5,468	7,032	32.33	2/8/2018	—	—
Stock options	0	19,004	17.41	2/6/2016	—	—
2007 Base RSUs (2)	—	—	—	—	1,350	34,209
2007 Performance-Based RSUs (3)	—	—	—	—	12,150	0	(5)
2008 Base RSUs (2)	—	—	—	—	8,334	211,184
2008 Performance-Based RSUs (3)	—	—	—	—	6,250	158,375
2009 Base RSUs (2)	—	—	—	—	26,817	679,543
2009 Performance-Based RSUs (3)	—	—	—	—	13,408	339,759

	Options				Stock Awards
Name/Award (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4) (j)
Debra Canner
Stock options	10,937	24,063	32.71	7/22/2018	—	—
Stock options	0	17,104	17.41	2/6/2016	—	—
2009 Base RSUs (2)	—	—	—	—	24,135	611,581
2009 Performance-Based RSUs (3)	—	—	—	—	12,068	305,803

(1)	Consists of stock options that vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25% thereafter. All stock options were granted ten years prior to the expiration date reflected in column (f) except that the stock options having an exercise price of $56.16 or $17.41 were granted seven years prior to the expiration date reflected in column (f).
(2)	Consists of Base RSUs that vest in three equal annual installments subject to achievement of annual financial targets commencing in the year in which the RSUs were granted.
(3)	Consists of three-year Performance-Based RSUs and reflects maximum number of shares issuable in respect thereof. Performance-Based RSUs granted in 2007 are eligible for vesting in 2010 following determination of our financial results from fiscal years 2007, 2008 and 2009. Performance-Based RSUs granted in 2008 are eligible for vesting in 2011 following determination of our financial results from fiscal years 2008, 2009 and 2010. Performance-Based RSUs granted in 2009 are eligible for vesting in 2012 following determination of our financial results from fiscal years 2009, 2010 and 2011.
(4)	Based on the $25.34 closing sale price of our common stock on December 31, 2009 as reported by the NASDAQ Global Select Market.
(5)	None of the three-year performance-based RSUs granted in 2007 vested; accordingly, we have recorded the unrealized value of such RSUs at December 31, 2009 as zero.

Option Exercises and Stock Vested

The following table sets forth the number of RSUs acquired upon vesting by our Named Executive Officers in 2009 and the value realized upon exercise.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Paul Sagan	136,698	2,347,278
J. Donald Sherman	52,396	897,906
Robert W. Hughes	50,333	864,052
Melanie Haratunian	30,516	537,033
Debra Canner	—	—

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2009, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3) (5) (c)
Equity Compensation Plans Approved by Security Holders (1)(2)	16,100,979	20.68	7,847,435
Equity Compensation Plans not Approved by Security Holders (4)	801,323	7.36	0
Total	16,902,302	19.60	7,847,435

(1)	Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the Akamai Technologies, Inc. Second Amended and Restated 1998 Stock Incentive Plan, which we refer to herein as the 1998 Plan, the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan, the 2006 Stock Incentive Plan, and the Akamai Technologies, Inc. 2009 Stock Incentive Plan, which we refer to herein as the 2009 Stock Incentive Plan. The 1998 Plan expired in 2008; therefore, no additional shares are available for issuance under the 1998 Plan.
(2)	Excludes RSUs issuable for, and stock options to purchase up to, 261,906 shares of our common stock. Such stock options, having a weighted average exercise price of $2.87 per share, and RSUs were issued pursuant to stock option plans assumed in connection with our acquisitions of InterVU, Inc., Network24 Communications, Inc., Speedera Networks, Inc., Nine Systems Corporation, Netli, Inc., Red Swoosh Inc. and the parent company of aCerno, Inc. No future equity awards may be issued under these plans.
(3)	Includes 1,500,000 shares available for future issuance under our 1999 Employee Stock Purchase Plan. At our 2002 annual meeting of stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.
(4)	Consists of stock options issuable under the Akamai Technologies, Inc. 2001 Stock Incentive Plan, which we refer to herein as the 2001 Stock Incentive Plan.
(5)	Effective upon stockholder approval of the 2009 Stock Incentive Plan, by resolution of our Board of Directors, no additional equity awards may be issued under the 2001 Stock Incentive Plan or the 2006 Stock Incentive Plan.

The following is a brief description of the material features of the equity compensation plan reflected in the chart above that was not approved by our stockholders:

Our 2001 Stock Incentive Plan allows for a total of 5,000,000 shares of our common stock, subject to adjustment in the event of a stock split or similar event, to be issued to our consultants, advisors and employees, including individuals who have accepted offers for employment with us; however, the 2001 Stock Incentive Plan excludes from participation all directors and all officers within the meaning of Section 16 of the Exchange Act and related rules. The 2001 Stock Incentive Plan provides for the granting of non-statutory stock options, restricted stock awards and other stock-based awards. A copy of the 2001 Stock Incentive Plan was filed with the Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Post-Employment Compensation and Other Employment Agreements

We are party to an employment agreement with Mr. Sagan that provides that, in addition to his annual salary, Mr. Sagan is eligible to receive an incentive bonus in any year that Akamai enters into a bonus plan for its senior executive team. Either Akamai or Mr. Sagan may terminate the agreement upon 30 days advance written notice to the other party; provided however, that in the event Mr. Sagan is terminated for “cause” (as defined in the employment agreement), Akamai may elect to pay Mr. Sagan an amount equal to 30 days of his then-current salary in lieu of providing him 30 days notice of the termination of his employment. If Mr. Sagan terminates his employment for “good reason” (as defined in the employment agreement) following a “change in control” (as defined in the employment agreement) of Akamai, he shall be entitled to accelerated vesting of any options held by him and a lump sum cash payment equal to: two years of his then-current base salary and an award equal to two times his then-applicable annual incentive bonus at target (defined as 150% of his then-current annual base salary). If Mr. Sagan’s employment is involuntarily terminated for any reason other than cause, he shall be entitled to a lump sum cash payment equal to: one year of his then-current base salary; an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment; an award of his then-applicable annual incentive bonus at target and, under certain circumstances, a matching contribution to his 401(k) account. If Mr. Sagan dies or becomes disabled, he shall receive full vesting of all of his then-outstanding RSUs and stock options as well as a lump sum cash payment equal to: one year of his then-current base salary; an award equal to his then-applicable annual incentive bonus at target, and an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by us on his behalf in the month preceding his death or disability. If it is determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by us to or for Mr. Sagan’s benefit in connection with a change of control of Akamai and payable within the meaning of Section 280G of the Code would be subject to the excise tax imposed by Section 4999 of the Code, then Akamai is required to make additional payments to Mr. Sagan in an amount equal to such excise taxes, but not to exceed $5.0 million.

Each of our Named Executive Officers, other than Mr. Sagan, has entered into stock option grant agreements, change of control agreements and RSU grant agreements that provide for acceleration of all or a portion of equity awards held by such executives upon a change of control of Akamai. In the event of a termination following a change of control of Akamai, such executives will receive full acceleration of stock options so that such stock options become 100% vested; a lump sum payment equal to one year of the executive’s then-current base salary; a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under our cash incentive plan in effect immediately before the change of control event; and reimbursement for up to 12 months of health insurance coverage. In the event of a change in control that does not involve termination, there is an acceleration of one-year of unvested awards that vest on the basis of the passage of time. The change of control agreements entered into by each of Messrs. Haratunian, Hughes and Sherman also provide that if it is determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by us to or for such executive’s benefit in connection with a change of control of Akamai and payable within the meaning of Section 280G of the Code would be subject to the excise tax imposed by Section 4999 of the Code, then Akamai is required to make additional payments to such executive in an amount equal to such excise taxes. See “Potential Payments Upon Termination or Change in Control” below for a description of the benefits payable to our Named Executive Officers upon a change in control of Akamai.

See “Severance Plan” under “Compensation Discussion and Analysis” above for a discussion of severance arrangements applicable to our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s severance plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2009. Our closing stock price on December 31, 2009 was $25.34.

Name	Triggering Event	Cash Severance Payment		Stock Option Acceleration	Restricted Stock Unit Acceleration	Other Benefits
Mr. Sagan	Voluntary Separation	$0		None	None	None
	Involuntary Separation Without Cause	$1,312,500		12 months forward vesting of all grants, a value of $0.6 million.	None	12 times monthly premium for continued health and dental coverage; a lump-sum matching contribution to 401(k) plan for contributions made during calendar year.
	Termination for Cause	$0		None	None	None
	Termination by him for “good reason” following a Change in Control	$2,625,000	*	Acceleration in full of all outstanding unvested options, a value of $1.4 million.	One year forward vest of Base RSUs and pro rata vesting of Performance-Based RSUs, a value of $2.0 million.	12 times monthly premium for continued health and dental coverage; a lump-sum matching contribution to 401(k) plan for contributions made during calendar year.
	Death or Disability	$1,312,500		Acceleration in full of all outstanding unvested options, a value of $1.4 million.	Acceleration in full Base RSUs and Performance-Based RSUs, a value of $5.2 million.	12 times monthly premium for continued health and dental coverage.

Mr. Sherman	Voluntary Separation, Death or Disability	$0		None	None	None
	Involuntary Separation Without Cause	$726,250		None	None	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0		None	None	None
	Termination following a Change in Control	$726,250	*	Acceleration in full of all outstanding unvested grants, a value of $0.8 million.	One year forward vest of Base RSUs and pro rata vesting of Performance-Based RSUs, a value of $0.9 million.	12 times the monthly premium for continued health and dental coverage.

Mr. Hughes	Voluntary Separation, Death or Disability	$0		None	None	None

	Involuntary Separation Without Cause	$933,750		None	None	12 times the monthly premium for continued health and dental coverage.

	Termination for Cause	$0		None	None	None
	Termination following a Change in Control	$933,750	*	Acceleration in full of all outstanding unvested grants, a value of $0.8 million.	One year forward vest of Base RSUs and pro rata vesting of Performance-Based RSUs, a value of $0.9 million.	12 times the monthly premium for continued health and dental coverage.

Name	Triggering Event	Cash Severance Payment		Stock Option Acceleration	Restricted Stock Unit Acceleration	Other Benefits
Ms. Haratunian	Voluntary Separation, Death or Disability	$0		None	None	None
	Involuntary Separation Without Cause	$487,500		None	None	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0		None	None	None
	Termination following a Change in Control	$487,500	*	Acceleration in full of all outstanding unvested grants, a value of $0.2 million.	One year forward vest of Base RSUs and pro rata vesting of Performance-Based RSUs, a value of $0.4 million.	12 times the monthly premium for continued health and dental coverage.

Ms. Canner	Voluntary Separation, Death or Disability	$0		None	None	None
	Involuntary Separation Without Cause	$412,500		None	None	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0		None	None	None
	Termination following a Change in Control	$412,500		Acceleration in full of all outstanding unvested grants, a value of $0.1 million.	One year forward vest of Base RSUs and pro rata vesting of Performance-Based RSUs, a value of $0.2 million.	12 times the monthly premium for continued health and dental coverage.

*	Includes the estimated amount payable in the form of an excise tax gross-up payment triggered by an eligible termination following a change of control of Akamai. The estimated values were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code and assume that the price paid per share is equal to our closing stock price on December 31, 2009. We estimate the value for each executive to be $0. The actual amount, if any, of the excise tax gross-up will depend, among other things, upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, which we refer to herein as Section 16(a), requires our officers and directors, and holders of more than ten percent of a registered class of our equity securities, which we refer to herein collectively as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of reports filed by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K, we believe that during 2009, all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a) except that Mr. Leighton filed a 2008 Annual Statement of Changes in Beneficial Ownership on August 4, 2009 to reflect the gift, in a single transaction, of 500,000 shares by an irrevocable trust of which Mr. Leighton is trustee to an annuity trust of which Mr. Leighton is also trustee.

PART FIVE

MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING

*   *   *

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the three nominees named in this proxy statement as Class II directors. Each of the Class II directors elected at the Annual Meeting will hold office until the 2013 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated F. Thomson Leighton, Paul Sagan and Naomi Seligman to serve as Class II directors for a term expiring at the 2013 Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote to elect Ms. Seligman and Messrs. Leighton and Sagan unless a stockholder indicates that the shares should be voted against one or more of such nominees.

In the event that any nominee for Class II director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

Our Board of Directors believes that approval of the election of F. Thomson Leighton, Paul Sagan and Naomi Seligman to serve as Class II directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR each of these nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, our Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, which we sometimes refer to as PwC, to audit our financial statements for the year ending December 31, 2010. PwC has audited our financial statements for each fiscal year since our incorporation. Although stockholder approval of the selection of PwC is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. The affirmative vote of holders of a majority of the shares of our common stock represented at the Annual Meeting is necessary to ratify the appointment of PwC as our registered independent accounting firm. In the event a majority of the shares of common stock represented at the Annual Meeting does not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2009	2008
Audit Fees (1)	$1,831	$2,012
Audit-Related Fees (2)	167	790
Tax Fees (3)	74	86
All Other Fees (4)	6	6

Total Fees	$2,078	$2,894

(1)	Audit fees consist of fees for the audit of our financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to our employee benefit plan audits, financial due diligence with respect to potential acquisitions, and consultations concerning financial accounting and reporting standards.
(3)	Tax fees include tax compliance and tax advice services.
(4)	All other fees include license fees for an accounting research tool.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its independent members but not to our management. Any such pre-approval by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2009, 100% of the services provided by PwC were pre-approved by the Audit Committee.

PwC has provided tax services, as described in the Public Company Accounting Oversight Board Rule 3523, “Tax Services for Persons in Financial Reporting Oversight Roles,” to each of George H. Conrades, our Chairman of the Board of Directors, and F. Thomson Leighton, our Chief Scientist and a Director. PwC has provided such services to Mr. Conrades since 1999 and to Mr. Leighton since 2002. PwC and Akamai have determined that the provision of such services does not impact PwC’s independence because Messrs. Conrades and Leighton are in a financial reporting oversight role only because each serves as a member of our Board of Directors; they are not otherwise responsible for our financial reporting oversight. Akamai did not pay for these tax services on behalf of Messrs. Conrades or Leighton.

Board of Directors Recommendation

Our Board of Directors believes that ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2010 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

PART VI

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, or Georgeson, to assist us with the distribution of proxy materials and vote solicitation. We will pay Georgeson approximately $16,500 for its services plus out-of-pocket expenses. We may ask Georgeson to solicit proxies on our behalf by telephone for a fee of $5.00 per phone call. Georgeson will solicit proxies by personal interview, mail and telephone.

Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of the Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us no later than December 11, 2010 in order to be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than 70 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2010 Annual Meeting is not so advanced or delayed, stockholders who do wish to make a proposal at the 2010 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than February 18, 2011 and no later than March 10, 2011.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/ Melanie Haratunian

April 9, 2010	MELANIE HARATUNIAN Senior Vice President, General Counsel and Secretary

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on May 19, 2010.

Vote by Internet •Log on to the Internet and go to www.investorvote.com •Follow the steps outlined on the secured website.

Vote by telephone

•Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposal 2.

1.	Election of Class II Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 - F. Thomson Leighton	☐	☐	☐	02 - Paul Sagan	☐	☐	☐	03 - Naomi O. Seligman	☐	☐	☐

	For	Against	Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai Technologies, Inc. for the fiscal year ending December 31, 2010.	☐	☐	☐
To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print your date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+
<STOCK#> 015MSB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AKAMAI TECHNOLOGIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS Annual Meeting of Stockholders - May 19, 2010

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) George Conrades, Paul Sagan and Melanie Haratunian, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2010 Annual Meeting of Stockholders of Akamai Technologies, Inc. and any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This Proxy when properly executed will be voted in the manner directed by the Undersigned Stockholder(s). If no other indication is made, the Proxies shall vote “FOR” Proposals 1 and 2.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE